Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and to the incorporation by reference in this Registration Statement on Form S-3 of, our summary reserve report dated February 28, 2025, and oil, natural gas and NGL reserves estimates and forecasts of economics of Bedrock Production, LLC as of December 31, 2024, included in or made part of the Current Report on Form 8-K of BKV Corporation filed on October 1, 2025. We hereby further consent to the reference to our firm under the caption “Experts” in this Registration Statement, including any amendments thereto.

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm F-693

By:	/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

Austin, Texas

August 20, 2026